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                                                                    EXHIBIT 99.2
(TCI LOGO) TCI
We're taking television into tomorrow.


FOR IMMEDIATE RELEASE
August 3, 1995
Contact:  Steve Smith, TCI Investor Relations (303) 267-5048
          LaRae Schlichting, TCI Media Relations (303) 267-5277

                TELE-COMMUNICATIONS, INC. SHAREHOLDERS APPROVE
                      LIBERTY MEDIA GROUP STOCK PROPOSAL

    ENGLEWOOD, COLORADO - Tele-Communications, Inc. ("TCI") announced today that TCI shareholders overwhelmingly voted to approve the proposal to create the Series A and Series B Liberty Media Group Common Stock. Pursuant to the plan approved by the Company's Board of Directors, one-fourth of one share of Series A Liberty Media Group Common Stock will be distributed to holders of outstanding shares of TCI's Class A Common Stock as of the close of business on August 4, 1995; and, one-fourth of one share of Series B Liberty Media Group Common Stock will be distributed to holders of outstanding shares of TCI's Class B Common Stock as of the close of business on August 4, 1995. TCI's Class A Common Stock will be redesignated as Series A TCI Group Common Stock and TCI's Class B Common Stock will be redesignated into Series B TCI Group Common Stock.

    Of the TCI Class A shares represented and eligible to vote, over 97% were voted in favor of the Liberty Media Group Stock proposal; of the TCI Class B shares represented and eligible to vote, nearly 100% were voted in favor of the same proposal.

    Following the shareholder vote John Malone, TCI's President and Chief Executive Officer, stated that, "I am delighted by the overwhelming shareholder approval of the Liberty Group Common Stock proposal. The new Liberty Group Common Stock will help the financial markets analyze our programming assets and their underlying performance and valuation." Malone further added that, "Our new capital structure, which includes our recent IPO of Tele-Communications International, Inc., ["TINTA"] not only provides managerial focus but optimal financial flexibility as the underlying international, programming and distribution assets of each operating unit will be more visible and, therefore, more efficiently valued."



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    Peter Barton, Liberty Media Group's President and CEO, commented, "Liberty is currently invested in some of the biggest, most powerful brands in television programming. This new configuration will give us the ability to increase our positions in these programming services, fund the development of new brands, and expand into new and compatible investments. This is our metier, but we are more agile than ever because of the synergistic relationships with our compatriots in the TCI family."

    TCI Communications, Inc.'s President and CEO, Brendan Clouston said, "This new equity restructuring gives the Domestic Communications Group its own platform and focuses investors more on our core business and prospects. I look forward to the many opportunities that our distribution business will benefit from while working in concert with Liberty Media Group. This is especially true as the communications business returns to traditional cash flow growth rates, in an increasingly favorable regulatory environment, with exciting opportunities in the communications landscape that lie ahead."

    The Nasdaq Stock Market, Inc. recognizes Thursday, August 10, 1995 as the distribution date for the new series of Liberty Media Group Common Stock. The Ex-Dividend Date is Friday, August 11, 1995; this is the date that "regular way" trading for the Liberty Media Group Common Stock and the redesignated TCI Group Common Stock will begin trading. TCI Shareholders of record on August 4, 1995 (the "Record Date"), who personally hold shares in certificated form (not in a brokerage account), will be mailed Liberty Media Group stock certificates from the Transfer Agent, The Bank Of New York, on August 10, 1995. Shareholders holding shares in "street" name (not held personally but in a broker account) on the Record Date will automatically have Liberty Media Group shares credited to their account(s) August 10, 1995. The Company will pay holders of record the cash value of fractional shares within 60 trading days of the distribution date, based upon the average of the last reported sales price of the Liberty Media Group Common Stock during the first ten trading days following distribution.

    "When Issued Trading" (trading in advance of the distribution) will continue on the Nasdaq National Market through August 10, 1995, under the symbols: LBTAV for Series A Liberty Media Group Common Stock; LBTBV for Series B Liberty Media Group Common Stock; TCOAV




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for Series A TCI Group Common Stock; and, TCOBV for Series B TCI Group Common
Stock.

    Beginning on August 11, 1995, Series A Liberty Media Group Common Stock will trade under the symbol of LBTYA; Series B Liberty Media Group Common Stock will trade under the symbol LBTYB. Likewise, beginning on August 11, 1995, Series A and Series B of TCI Group Common Stock will trade under the current symbols of TCOMA and TCOMB, respectively. These shares will all trade in the over-the-counter market on the Nasdaq National Market. In addition, TCI is a majority stock holder in Tele-Communications International, Inc., which is traded on the Nasdaq National Market under the symbol TINTA.

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